Exhibit 10.7

EXECUTION VERSION

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made effective the 7th day of June, 2017 by and between NAVIOS MARITIME CONTAINERS INC., a corporation duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (“NMCI”) and NAVIOS SHIPMANAGEMENT INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MII96960 (“NSM”).

WHEREAS:

A.	Navios Maritime Containers owns vessels and requires certain commercial and technical management services for the operation of its fleet and wishes to engage NSM to provide such commercial and technical management services; and

B.	NSM, being a qualified and able vessel manager, wishes to perform such commercial and technical management services subject to, and in accordance with, on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration for NSM providing the commercial and technical management services set forth in Schedule A to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Maritime Containers shall pay to NSM the Fees and Costs and Expenses set forth in Schedule B to this Agreement and, if applicable, the Extraordinary Fees and Costs set forth in Schedule C to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

NAVIOS MARITIME CONTAINERS INC.

By:	/s/ Angeliki Frangou
	Name:	Angeliki Frangou
	Title:	Chairman of the Board and
Chief Executive Officer

NAVIOS SHIPMANAGEMENT INC.

By:	/s/ Anna Kalathaki
	Name:	Anna Kalathaki
	Title:	Director / Treasurer

[Signature Page to Management Agreement]

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Additional Vessels” means any other vessel of similar size and type the management of which, after its acquisition by Navios Maritime Containers, may be entrusted from time to time to NSM. Any such Additional Vessels for the purposes of this Agreement shall also be referred to herein as Vessels;

“Agreement” means this Management Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 13 hereof.

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended), except Navios Maritime Partners L.P., Navios Maritime Holdings Inc. and Angeliki Frangou, who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person); provided, however, that, notwithstanding the foregoing, the Conversion Transaction shall not constitute a “Change of Control” for purposes hereof;

“Closing Date” means the date of the closing of the initial offering of the common shares of NMCI on the N-OTC exchange.

“Containers Group” means Navios Maritime Containers, the General Partner and subsidiaries of Navios Maritime Containers;

“Conversion Transaction” means an exchange offer of limited partner interests, or common units representing limited partner interests, in NMCLP, for common shares of NMCI, as a result of which exchange offer NMCLP succeeds to all or substantially all of the assets, liabilities, rights and obligations of NMCI;

“Costs and Expenses” has the meaning set forth in Schedule B to this Agreement;

“Extraordinary Fees and Costs” means the fees and costs listed in Schedule C to this Agreement;

“Fees” has the meaning set forth in Schedule B to this Agreement;

“General Partner” means Navios Maritime Holdings Inc., a Marshall Islands corporation, or a wholly-owned subsidiary thereof, and its successors and permitted assigns that are admitted to NMCLP as general partner of NMCLP, in its capacity as general partner of NMCLP;

“Navios Entities” means Navios Maritime Holdings Inc. and any Person controlled, directly or indirectly, by Navios Maritime Holdings Inc., Navios Maritime Acquisition Corporation, a Marshall Islands corporation, Navios Maritime Partners L.P., a Marshall Islands limited partnership, and Navios Maritime Midstream Partners L.P., a Marshall Islands limited partnership, other than the Containers Group;

“Navios Maritime Containers” means NMCI, prior to the Conversion Transaction, and NMCLP, after the Conversion Transaction;

“NMCLP” means Navios Maritime Containers L.P., a Marshall Islands limited partnership;

“NSM” has the meaning set forth in the recitals to this Agreement;

“Services” has the meaning set forth in the recitals to this Agreement; and

“Vessels” means all vessels that are in the ownership of Navios Maritime Containers on the date of this Agreement and the Additional Vessels.

Section 2. Appointment of NSM.

(a) From and after the Closing Date and continuing, until terminated as provided herein, Navios Maritime Containers hereby appoints NSM as agent for and on behalf of Navios Maritime Containers, and NSM hereby agrees, to perform the Services specified hereunder with respect to the Vessels.

(b) NSM shall provide the Services, in a commercially reasonable manner, as Navios Maritime Containers, may from time to time direct, all under the supervision of Navios Maritime Containers. NSM shall perform the Services to be provided hereunder in accordance with sound ship management practice including, but not limited to, compliance with all relevant rules and regulations and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, and within the limits of authority delegated to it under this Agreement.

Section 3. Covenants. During the term of this Agreement NSM shall:

(a) diligently provide or subcontract for the provision of (in accordance with Section 18 hereof) the Services to Navios Maritime Containers as an independent contractor, and be responsible to Navios Maritime Containers for the due and proper performance of the same subject to the terms and conditions contained herein;

(b) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles.

Section 4. Non-exclusivity. NSM may provide services of a nature similar to the Services to any other person. There is no obligation for NSM to provide the Services to Navios Maritime Containers on an exclusive basis.

Section 5. Confidential Information. NSM shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement, except to the extent disclosure of such information is required by applicable law, including, without limitation, applicable securities laws. Navios Maritime Containers shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by NSM of this obligation. NSM shall not resist such application for relief on the basis that Navios Maritime Containers has an adequate remedy at law, and NSM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Service Fee/Reimbursement of Costs and Expenses. In consideration for NSM providing the Services, Navios Maritime Containers shall pay NSM the Fees as set out in Schedule B to this Agreement and the Extraordinary Fees and Costs as set out in Schedule C, if applicable, and Navios Maritime Containers shall reimburse NSM for the actual costs and expenses incurred by NSM in the manner provided for in Schedule B.

Section 7. General Relationship Between the Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture or employee relationship between NSM and any one or more of Navios Maritime Containers or any member of the Containers Group. NSM will carry out the Services in respect of the Vessels as agent for and on behalf of Navios Maritime Containers.

Section 8. Force Majeure and Indemnity.

(a) Neither Navios Maritime Containers nor NSM shall be under any liability for any failure to perform any of their obligations hereunder by reason of any of the following force majeure events provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such event:

(i)	acts of God;

(ii)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iii)	riots, civil commotion, blockades or embargoes;

(iv)	epidemics;

(v)	earthquakes, landslides, floods or other extraordinary weather conditions;

(vi)	fire, accident, explosion, except where caused by negligence of the party seeking to invoke force majeure;

(vii)	government requisition;

(viii)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not in respect of NSM, include the crew) of the party seeking to invoke force majeure; or

(ix)	any other similar cause beyond the reasonable control of either party.

(b) Without prejudice to sub-clause 8(a) above, NSM shall be under no liability whatsoever to Navios Maritime Containers for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessels or Additional Vessels) as incurred and howsoever arising in the course of performance of the Services, unless and to the extent that such loss, damage, delay or expense is proved to have resulted solely from the fraud, gross negligence or willful misconduct of NSM or their employees, agents or sub-contractors in connection with the Vessels, in which case (save where such loss, damage, delay or expense has resulted from NSM’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) NSM’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US$3,000,000.

(c) Notwithstanding anything that may appear to the contrary in this Agreement, NSM shall not be responsible for any of the actions of the crew of the Vessels even if such actions are fraudulent, negligent, grossly negligent or willful.

(d) Except to the extent and solely for the amount therein set out that NSM would be liable under sub-clause 8(b), Navios Maritime Containers shall indemnify and hold harmless NSM and its employees, agents and sub-contractors against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising which may be brought against them arising out of, relating to or based upon this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under or relating to the environmental laws, regulations or conventions of any jurisdiction (“Environmental Laws”), or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur in the course of the performance of this Agreement; provided however that such indemnity shall exclude any and all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the fraud, gross negligence or willful misconduct of NSM or its employees or agents.

(e) Without prejudice to the general indemnity set out in this Section 8, Navios Maritime Containers hereby undertakes to indemnify NSM, their employees, agents and sub-contractors against all taxes, imposts and duties levied by any government as a result of the operations of Navios Maritime Containers or the Vessels, whether or not such taxes, imposts and duties are levied on Navios Maritime Containers or NSM. For the avoidance of doubt, such indemnity shall not apply to taxes imposed on amounts paid to NSM as consideration for the performance of Services for Navios Maritime Containers. Navios Maritime Containers shall pay all taxes, dues or fines imposed on the Vessels or NSM as a result of the operation of the Vessels.

(f) It is hereby expressly agreed that no employee or agent of NSM (including any sub-contractor from time to time employed by NSM) shall in any circumstances whatsoever be under any liability whatsoever to Navios Maritime Containers for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Section 8, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to NSM or to which NSM are entitled hereunder shall also be available and shall extend to protect every such employee or agent of NSM acting as aforesaid.

(g) Navios Maritime Containers acknowledges that it is aware that NSM is unable to confirm that the Vessels, their systems, equipment and machinery are free from defects, and agrees that NSM shall not under any circumstances be liable for any losses, costs, claims, liabilities and expenses which Navios Maritime Containers may suffer or incur resulting from pre-existing or latent deficiencies in the Vessels, their systems, equipment and machinery.

The provisions of this Section 8 shall remain in force notwithstanding termination of this Agreement.

Section 9. Term and Termination. With respect to each of the Vessels, this Agreement shall commence on the Closing Date and shall continue for five (5) years, which shall be automatically renewed for a period of other five (5) years, unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:

(a)	in the case of Navios Maritime Containers, there is a Change of Control of NSM;

(b)	in the case of NSM, there is a Change of Control of the General Partner (but only following the Conversion Transaction) or Navios Maritime Containers;

(c)	the other party breaches this Agreement in any material respect which remains unremedied;

(d)	a receiver is appointed for all or substantially all of the property of the other party;

(e)	an order is made to wind-up the other party;

(f)	a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g)	the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

At any time after the first anniversary of this Agreement, this Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days’ notice for any reason other than any of the reasons set forth in the immediately preceding paragraph. This Agreement shall not become effective unless and until the Closing Date has occurred.

This Agreement shall be deemed to be terminated with respect to a particular Vessel in the case of the sale of such Vessel or if such Vessel becomes a total loss or is declared as a constructive, compromised or arranged total loss or is requisitioned. Notwithstanding such deemed termination, any Fees outstanding at the time of the sale or loss shall be paid in accordance with the provisions of this Agreement.

For the purpose of this clause:

(i)	the date upon which a Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which Navios Maritime Containers ceases to be the legal owner of the Vessel;

(ii)	a Vessel shall not be deemed to be lost until either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached, it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or the Vessel’s owners issue a notice of abandonment to the underwriters.

The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

Section 10. Fees upon Termination with Respect to a Vessel. Upon termination of this Agreement, the Fee or Costs and Expenses, as may be the case, shall be adjusted with respect to a Vessel as at the effective date of termination of this Agreement, based on the amounts set forth in Schedule B. Any overpayment shall forthwith be refunded to Navios Maritime Containers and any underpayment shall forthwith be paid to NSM.

Section 11. Surrender of Books and Records. Upon termination of this Agreement, NSM shall forthwith surrender to Navios Maritime Containers any and all books, records, documents and other property in the possession or control of NSM relating to this Agreement and to the business, finance, technology, trademarks or affairs of Navios Maritime Containers and any member of the Containers Group and, except as required by law (including securities laws and regulations) or for accounting purposes, shall not retain any copies of same.

Section 12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties.

Section 13. Amendments to Agreement. NSM reserves the right to make such changes to this Agreement as it shall consider necessary to take account of regulatory changes which come into force after the date hereof and which affect the operation of the Vessels. Such changes will be conveyed in writing to Navios Maritime Containers and will come into force on intimation or on the date on which such regulatory or other changes come into effect (whichever shall occur first).

Section 14. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 15. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 16. Law and Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association’s (LMAA) Terms current at the time when the arbitration is commenced.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Section 17. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to Navios Maritime Containers:

C/O Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Attn: Villy Papaefthymiou

Fax: +(30) 210 453-2070

If to NSM:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Anna Kalathakis

Fax: +(30) 210 417-2070

Section 18. Subcontracting; Assignment; Succession. NSM shall not assign or sub-contract this Agreement to any party that is not a subsidiary or affiliate of NSM except upon the written consent of Navios Maritime Containers, provided for the avoidance of doubt that NMCLP may succeed to the rights and obligations of NMCI hereunder in connection with the Conversion Transaction by executing a joinder in the form of Exhibit A hereto. In the event of such sub-contracting NSM shall remain liable for the due performance of the Services and its other obligations under this Agreement, subject to Section 8(b).

Section 19. Waiver. The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 20. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.